EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Allergan Announces New Executive Vice President,
Research & Development

— Scott Whitcup, M.D. to lead Allergan’s Worldwide R&D Efforts —

(IRVINE, California, July 28, 2004) — Allergan, Inc. (NYSE: AGN) today announced the appointment of Dr. Scott Whitcup to Executive Vice President, Research & Development.

“Allergan’s continued success depends upon our ability to fuel our discovery efforts, drive forward our key clinical programs and secure approval for compounds that will meet the needs of physicians and their patients,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “I am confident that Dr. Whitcup’s leadership skills and expertise will enable him in his efforts to successfully deliver on the many current and future opportunities in our rich portfolio.”

Dr. Whitcup joined Allergan in 2000 and has a proven track record of success. He was instrumental in the approval of both LUMIGAN® and RESTASIS®, two of Allergan’s leading ophthalmology products. With extensive research and clinical experience in retinal disease, Dr. Whitcup was also a key strategist for the acquisition and integration of Oculex Pharmaceuticals, Inc. This acquisition brought to Allergan both POSURDEX® and a revolutionary drug delivery platform to deliver Allergan’s innovative compounds directly to the back of the eye.

Prior to joining Allergan, Dr. Whitcup served as the Clinical Director of the National Eye Institute (NEI). At the NEI, Dr. Whitcup’s leadership was vital in building the clinical research program and promoting new ophthalmic therapeutic discoveries. Dr. Whitcup graduated from Cornell University and Cornell University Medical College. He completed his residency in internal medicine at UCLA and his residency in ophthalmology at Harvard University.

Dr. Whitcup’s proven capabilities will help enable Allegan to not only build its ophthalmic portfolio but also leverage its technology platforms into new specialty therapeutic areas. These efforts include Allergan’s preclinical work in alpha agonists for neuropathic pain and a pro-drug for proton pump inhibitors. In addition, Allergan continues to invest in further improvements to BOTOX®, as well as in a broad range of clinical development programs such as post-stroke spasticity, headache and overactive bladder.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Forward-Looking Statements

This press release contains “forward-looking statements”, including the statements by Mr. Pyott, statements regarding research and development outcomes, efficacy, and market and product potential. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or acceptance of new indications for such products; potential difficulties in manufacturing a new product formulation; domestic and foreign health care reforms; the timing and uncertainty of the research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2003 Form 10-K and Form 10-Q for the quarter ended March 26, 2004. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts:
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Stephanie Fagan (714) 246-5232 (media)
Caroline Van Hove (714) 246-5134 (media)